As filed with the Securities and Exchange Commission on October 2, 2002

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1570294 (I.R.S. Employer Identification No.)

3172 Porter Drive
Palo Alto, California 94304
(650) 384-8500
(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan

(Full title of the plan)

Louis G. Lange, M.D., Ph.D.	Copy to:
Chief Executive Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	Laura L. Gabriel, Esq. LATHAM & WATKINS 505 Montgomery Street, Suite 1900 San Francisco, California 94111 (415) 391-0600

(Name and address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
Title Of Securities To Be Registered	Registered	Share(2)	Price(2)	Registration Fee

Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (1)	500,000	$20.80	$10,400,000	$956.80

(1)  The CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”) authorizes the issuance of a maximum of 2,610,325 shares, of which 500,000 of the authorized shares are being registered hereunder.
(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices for the Registrant’s Common Stock at $20.80 as reported on the Nasdaq National Market on September 30, 2002.

Proposed sale to take place as soon after the effective date of the Registration Statement as options under the Nonstatutory Plan are exercised.

PART I
PART II
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 4.1
EXHIBIT 5.1
EXHIBIT 23.2

PART I

     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

     By a registration statement on Form S-8 filed with the Commission on October 31, 2000, Registration No. 333-49026 (the “First Nonstatutory Plan Registration Statement”), the Registrant previously registered 250,000 shares of its Common Stock reserved for issuance from time to time in connection with the Nonstatutory Plan. On February 9, 2001, the Registrant’s Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 350,000 shares to a total of 600,000 shares. By a registration statement on Form S-8 filed with the Commission on May 7, 2001, Registration No. 333-60358 (the “Second Nonstatutory Plan Registration Statement”), the Registrant registered an additional 350,000 shares of Common Stock issuable under the Nonstatutory Plan. On July 20, 2001, the Registrant’s Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 250,000 shares to a total of 850,000 shares. By a registration statement on Form S-8 filed with the Commission on September 5, 2001, Registration Statement No. 333-68984 (the “Third Nonstatutory Plan Registration Statement”), the Registrant registered an additional 250,000 shares of Common Stock issuable under the Nonstatutory Plan. On December 9, 2001, February 25, 2002, and June 7, 2002, the Registrant’s Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 285,325 shares, 200,000 shares and 775,000 shares, respectively, to a total of 2,110,325 shares. By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Fourth Nonstatutory Plan Registration Statement”), the Registrant registered an additional 1,260,325 shares of Common Stock issuable under the Nonstatutory Plan. On August 29, 2002, the Registrant’s Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 500,000 shares, to a total of 2,610,325 shares. The Registrant is hereby registering an additional 500,000 shares of Common Stock issuable under the Nonstatutory Plan.

     Pursuant to General Instruction E of Form S-8, the contents of the First Nonstatutory Plan Registration Statement, the Second Nonstatutory Plan Registration Statement, the Third Nonstatutory Plan Registration Statement and the Fourth Nonstatutory Plan Registration Statement are incorporated by reference herein with such modifications as are set forth herein.

Item 8. Exhibits

     See the Exhibit Index on Page 5.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1993, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Palo Alto, County of Santa Clara, State of California, on the 2nd day of October, 2002.

CV THERAPEUTICS, INC.

By:	/S/ DANIEL K. SPIEGELMAN

Daniel K. Spiegelman Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ LOUIS G. LANGE Louis G. Lange, M.D., Ph.D.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	October 2, 2002

/S/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Chief Financial Officer (Principal financial and accounting officer)	October 2, 2002

/S/ SANTO J. COSTA Santo J. Costa	Director	October 2, 2002

/S/ R. SCOTT GREER R. Scott Greer	Director	October 2, 2002

/S/ JOHN GROOM John Groom	Director	October 2, 2002

/S/ THOMAS L. GUTSHALL Thomas L. Gutshall	Director	October 2, 2002

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Signatures	Title	Date

/S/ PETER BARTON HUTT Peter Barton Hutt	Director	October 2, 2002

/S/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	October 2, 2002

/S/ BARBARA J. MCNEIL Barbara J. McNeil, M.D., Ph.D.	Director	October 2, 2002

/S/ COSTA G. SEVASTOPOULOS Costa G. Sevastopoulos, Ph.D.	Director	October 2, 2002

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INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1	CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as amended.

5.1	Opinion of Latham & Watkins.

23.1	Consent of Latham & Watkins (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (included on the signature page to this Registration Statement)

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